UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
☑ Filed by the Registrant

☐ Filed by a Party other than the Registrant
     Check the appropriate box:
☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12
Eddie Bauer Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On behalf of Eddie Bauer Holdings, Inc., the following letter was mailed to stockholders of Eddie Bauer Holdings, Inc. on or about February 2, 2007.
EDDIE BAUER HOLDINGS, INC.
15010 NE 36th Street
Redmond, Washington 98052
February 2, 2007
Dear Eddie Bauer Stockholders:
On February 8, 2007 at 8:30 a.m. (Pacific Time), Eddie Bauer Holdings, Inc. will hold a Special Meeting of Stockholders to vote upon the proposed sale of Eddie Bauer to Eddie B Holding Corp., a company owned by affiliates of Sun Capital Partners, Inc. and Golden Gate Capital. Your Board of Directors has unanimously determined that the proposed transaction is advisable and in the best interests of Eddie Bauer and its stockholders and recommends you vote in favor of the sale. Since time is short, and your vote is important, we urge you to vote FOR promptly—by telephone, by Internet, or by signing and returning the enclosed proxy card.
ALL THREE INDEPENDENT VOTING ADVISORIES RECOMMEND VOTING “FOR”
You should also be aware that the three leading independent voting advisory firms, Institutional Shareholder Services (ISS), Glass Lewis & Co. and PROXY Governance, Inc., whose clients include hundreds of institutional investors, pension funds and other fiduciaries—recommend that their clients vote in favor of the merger agreement.
As the meeting date approaches, we urge you to consider the following:
•	The Eddie Bauer Board carefully considered other alternatives and concluded the proposed sale at $9.25 per share in cash represents the best opportunity to maximize stockholder value. Among the alternatives considered was the possibility of continuing to operate Eddie Bauer on a stand-alone basis while attempting to implement what your Board of Directors believe would be a very challenging and uncertain turnaround given the Company’s declining financial performance. (The Company’s net merchandise sales have decreased by 40% from $1.6 billion in 2000 to $957 million in 2006 and comparable same store sales have declined in 23 of the previous 28 quarters.)

•	The proposed all-cash consideration provides Eddie Bauer stockholders with fair and certain value and an immediate return. The $9.25 per share purchase price represents a multiple of 8.6x of the Company’s enterprise value to the Company’s EBITDA for the latest twelve months (LTM) ended September 30, 2006, where EBITDA excludes non-cash stock compensation expense. Where EBITDA includes non-cash stock compensation expense, the proposed transaction price represents a 10.4x multiple to the Company’s LTM EBITDA.

•	The Board took into account the risks associated with implementing a stand-alone turnaround strategy and the timetable for a potential turnaround. Based on the current operating and financial condition of the business and the Company’s future prospects, the Board concluded that a turnaround, if successful, would take approximately 12 to 18 months before EBITDA results would begin to significantly improve.

•	If the proposed transaction is not completed, Eddie Bauer would in all likelihood be required to either enter into further amendments to its loan agreements or refinance its existing debt. The risks of obtaining such financing in a timely manner (or at all, given the Company’s existing debt levels and deteriorating financial performance) and on terms favorable to Eddie Bauer — and the likelihood that any such financing would result in significant dilution to the existing stockholders, which, in turn, would negatively affect the share price of Eddie Bauer’s common stock — were factors carefully considered by the Board. Additionally, the Company’s loan agreements restrict its ability to invest in its brand, marketing and infrastructure, which increases the risk and difficulty of implementing a successful turnaround of the business.

•	Key management positions remain vacant, and the Company has had difficulty recruiting and hiring personnel. Currently, positions including Chief Operating Officer, Vice President of Human Resources, Vice President of Creative Services and Vice President of Direct remain open, and the Company has an Interim Chief Financial Officer and Interim Chief Marketing Officer. As part of its analysis, the Board considered the difficulty of filling these important positions with highly qualified personnel and the anticipated costs the Company would likely incur in order to attract top talent, including the possibility of significant dilution to stockholders resulting from the granting of equity incentives to any such new management personnel and the amount of time necessary to hire the required personnel and execute a turnaround of the Company.

•	Based on an approximate 40% decline in net sales per gross square foot over the past 10 years, the Company has experienced difficulty in renewing and entering into new store leases in desirable retail locations.

•	The Board of Directors conducted a comprehensive and thorough process of evaluating the Company’s alternatives with the assistance of its financial advisor, Goldman Sachs. On May 25, 2006, the Company publicly announced that it would be conducting a review of strategic alternatives to enhance stockholder value, including a possible sale of the Company and had retained Goldman Sachs as its financial advisor. Following that announcement, Goldman Sachs made contact with 96 parties, 45 of whom expressed interest, executed confidentiality agreements with Eddie Bauer, and received an offering memorandum. At the conclusion of the process, including due diligence performed by three prospective bidders (including both Sun Capital and Golden Gate), the Company received one bid, which was the joint bid from Sun Capital and Golden Gate, and they continue to be the only interested party.

•	The Board received fairness opinions from two separate investment banks, Goldman Sachs and William Blair, that the per share consideration to be received by stockholders in the proposed merger from Sun Capital and Golden Gate is fair from a financial point of view to Eddie Bauer’s stockholders. Goldman Sachs and William Blair considered the Company’s expected financial performance and present condition, its assets, its financial performance compared to other specialty retailers and the amounts paid in other similar transactions. Copies of the Goldman Sachs and William Blair fairness opinions, along with a description of the analyses performed by Goldman Sachs and William Blair in connection therewith, are included in the definitive proxy statement that Eddie Bauer has filed with the Securities and Exchange Commission (SEC) and which has been previously mailed to stockholders.
Based on these and other factors, the Board of Directors has unanimously concluded that the proposed transaction is in the best interests of Eddie Bauer stockholders. The all-cash consideration provides fair and certain value and an immediate cash return. We strongly recommend that, as a stockholder of Eddie Bauer, you vote FOR the proposed sale.
The time remaining to vote is short and your vote is very important. Accordingly, whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card, or vote through the Internet or by telephone as indicated on the proxy card, if you have not already done so or if you wish to change your vote. If you have already submitted a vote and you do not wish to change your vote, there is no need for you to do anything further at this time.
We urge you to give this matter your prompt attention. Because the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Eddie Bauer common stock, a failure to vote has the same effect as a vote “against” the adoption of the Merger Agreement.
If you have questions about the last-minute voting of your shares, please contact Eddie Bauer’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.
Sincerely,
WILLIAM END
Chairman of the Board of Eddie Bauer Holdings, Inc.

TIME IS SHORT, AND YOUR VOTE IMPORTANT!
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.